Exhibit 12.1

The following is a list of the Company’s significant subsidiaries as of August 10, 2020:

Name of Company	Country of Incorporation	Principal Activities	Ownership (%)
SECONDONE CORPORATION LTD	Malta	Ship ownership and operations	100%
THIRDONE CORPORATION LTD.	Malta	Ship ownership and operations	100%
FOURTHONE CORPORATION LTD.	Malta	Ship ownership and operations	100%
SEVENTHONE CORP.	Marshall Islands	Ship ownership and operations	100%
EIGHTHONE CORP.	Marshall Islands	Ship ownership and operations	100%